Exhibit 99.1

Stock Purchase Agreement

This Stock Purchase Agreement (this “Agreement”) is entered into as of December 14, 2018, by the Highfields Sellers (as defined below), severally and not jointly, and Abrams Capital Partners II, L.P. (the “Purchaser”).

Recitals:

A. The Highfields Sellers (as set forth on Exhibit A hereto, and collectively, the “Highfields Sellers”) are the record owners of an aggregate 9,950,510 shares of the Class A common stock, par value $.001 per share, of iHeartMedia, Inc. (the “Company”), in the amounts shown on Exhibit A (collectively, the “Shares”).

B. The Highfields Sellers desire to sell, transfer and assign the Shares to the Purchaser for payment of an aggregate purchase price equal to $1,600,000 (the “Purchase Price”), allocated among the Highfields Sellers as shown on Exhibit A.

C. The Purchaser desires to acquire all of the Highfields Sellers’ right, title and interest to the Shares and to assume all of the Highfields Sellers’ obligations related to the Shares.

Agreement:

1.
Sale and Purchase of Shares.  Effective as of the date hereof, and subject to the terms and conditions of this Agreement, each Highfields Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from each Highfields Seller, such Highfields Seller’s Shares for such Highfields Seller’s allocated share of the Purchase Price. The sale and the purchase of the Shares shall include all of each Highfields Seller’s right, title and interest in and relating to the Shares, including any distributions made on or after the date hereof that arise from, relate to, or are connected with, in any manner whatsoever, directly or indirectly, the Shares and the claims included within the Shares, whether attributable to periods prior to the date hereof or thereafter.

2.
Deliveries. Each Highfields Seller hereby delivers to the Purchaser such Seller’s Shares and the Purchaser hereby delivers to each Highfields Seller such Highfields Seller’s allocable share of the Purchase Price by wire transfer of immediately available funds to an account designated by such Highfields Seller.

3.
Representations of the Highfields Sellers.  In connection with the transfer of the Shares hereunder to The Purchaser, each Highfields Seller, severally and not jointly, and as to itself only, hereby represents and warrants to the Purchaser as follows:

a.
Transfer for Own Account. The Highfields Seller is selling the Shares for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Exhibit 99.1

b.
Authorization.  The Highfields Seller has all requisite power and authority to execute and deliver this Agreement, to sell its Shares and to carry out and perform its obligations under the terms of this Agreement. All action on the part of the Highfields Seller necessary for the authorization, execution, delivery and performance of this Agreement, and the performance of all of the Highfields Seller’s obligations under this Agreement, has been taken. This Agreement, when executed and delivered by the Highfields Seller, will constitute a valid and legally binding obligation of the Highfields Seller, enforceable in accordance with its terms except: (i)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

c.
Title to Shares; Power to Transfer.  The Highfields Seller is the sole beneficial and legal owner of its Shares, free and clear of all liens, encumbrances and restrictions apart from any restrictions on transfer imposed under applicable securities laws.  Applicable restrictions on transfer imposed in connection with the bankruptcy proceedings of the Company pending in the Bankruptcy Court for the Southern District of Texas (the “iHeart Case”) have been waived by the relevant parties as of the date hereof.

d.
Tax Advisors.  The Highfields Seller has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. The Highfields Seller understands that it shall be responsible for its own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

e.
Litigation.  There is no action, suit, proceeding or investigation pending or, to the Highfields Seller’s knowledge, currently threatened against the Highfields Seller that questions the validity of this Agreement or the right of the Highfields Seller to enter into this Agreement or to consummate the transactions contemplated hereby.  There is no action or suit by the Highfields Seller pending or threatened against the Company or against others related to the Shares.

f.
Disclosure.  The Highfields Seller (i) is a sophisticated investor familiar with transactions similar to those contemplated by this Agreement, (ii) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares, (iii) has negotiated this Agreement on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter and (iv) has independently and without reliance upon the Purchaser, and based on such information and the advice of such advisors as the Highfields Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement.  The Highfields Seller agrees, to the fullest extent permitted by law, that neither the Purchaser, nor any of its affiliates or any of its directors, officers, employees, agents, advisors or representatives, shall have any liability or

Exhibit 99.1

responsibility whatsoever to the Highfields Seller on any basis (including, without limitation, in contract or tort, under federal or state laws or otherwise) based upon any representations or warranties made by the Purchaser, or its agents or representatives, that are not specifically contained or referenced in this Agreement. The Highfields Seller acknowledges that the Purchase Price represents a negotiated price and may not reflect the fair market value of the Shares.

g.
Sophisticated the Highfields Seller.   The Highfields Seller acknowledges that (i) the Purchaser currently may have, and later may come into possession of, information with respect to the Company that is not known to the Highfields Seller and that may be material to a decision to sell the Shares (“the Highfields Seller Excluded Information”), (ii) the Highfields Seller has determined to sell the Shares notwithstanding its lack of knowledge of the Highfields Seller Excluded Information, and (iii) the Purchaser shall have no liability to the Highfields Seller, and the Highfields Seller waives and releases any claims that it might have against the Purchaser whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Highfields Seller Excluded Information in connection with the sale of the Shares and the Agreement.

4.
Representations and Warranties of the Purchaser.  In connection with the transfer of the Shares hereunder from the Highfields Sellers, the Purchaser hereby represents and warrants to each Highfields Seller as follows:

a.
Investment Intent. The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to such person or entity or to any third person or entity with respect to any of the Shares.

b.
The Purchaser’s Qualifications. The Purchaser has substantial experience in evaluating and investing in transactions of securities in companies similar to the Company and acknowledges that the Purchaser can protect its own interests. The Purchaser has such knowledge and experience in financial and business matters so that the Purchaser is capable of evaluating the merits and risks of its investment in the Company. The Purchaser can bear the economic risk of the Purchaser’s investment and is able, without impairing the Purchaser’s financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of the Purchaser’s investment.

c.
Rule 144. The Purchaser acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions. The Purchaser

 Exhibit 99.1

acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of the Shares.

d.
Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement, to purchase the Shares and to carry out and perform its obligations under the terms of this Agreement. All actions on the part of the Purchaser necessary for the authorization, execution, delivery and performance of this Agreement, and the performance of all of the Purchaser’s obligations under this Agreement, have been taken. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms except: (i)  as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally; and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

e.
Tax Advisors.  The Purchaser has reviewed with its own tax advisors the U.S. federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. The Purchaser understands that it shall be responsible for its own tax liability that may arise as a result of this Agreement or the transactions contemplated hereby.

f.
Litigation.  There is no action, suit, proceeding or investigation pending or, to the Purchaser’s knowledge, currently threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into this Agreement or to consummate the transactions contemplated hereby.

g.
Sophisticated Transferee.   The Purchaser acknowledges that (i) the Highfields Sellers currently may have, and later may come into possession of, information with respect to the Company that is not known to the Purchaser and that may be material to a decision to purchase the Shares (“Purchaser Excluded Information”), (ii) the Purchaser has determined to purchase the Shares notwithstanding its lack of knowledge of the Purchaser Excluded Information, and (iii) the Highfields Sellers shall have no liability to the Purchaser, and the Purchaser waives and releases any claims that it might have against the Highfields Sellers, whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Purchaser Excluded Information in connection with the purchase of the Shares and the Agreement.

5.	Bankruptcy Proceedings of the Company.

a.	Notice of Intent to Transfer. The parties hereto have timely provided notice of intent to transfer to the Shares to the Company in the iHeart Case.

b.	Retained Rights. The Purchaser acknowledges that it has not obtained any interest in any claims or non-specific rights (the “Retained Rights”) the Highfields Sellers

Exhibit 99.1

may have in connection with the iHeart Case other than those related to the Shares, and no action shall be taken by the Purchaser in the iHeart Case to assert an interested in such Retained Rights.

c.
Substitution.  Each Highfields Seller further agrees that the Purchaser is hereby authorized to, and the Highfields Seller hereby consents to (i) the substitution of the Purchaser for the Highfields Seller to the extent of the Shares in relation to the iHeart Case, (ii) the Purchaser voting the Shares and (iii) the assertion by the Purchaser as to its rights with respect to the Shares and Purchaser’s ownership of the Shares, including without limitation the submission of the Company’s Media and Foreign Ownership Certification and any related documents.

6.
Further Assurances.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.  If any payment related to the Shares is received by any of the Highfields Sellers, each such Highfields Seller shall receive and hold such payment in trust for the benefit of the Purchaser, and shall promptly convey to the Purchaser the entirety of such payment.

7.	General Provisions.

a.
Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by the Highfields Sellers and the Purchaser.

b.	Governing Law. This Agreement shall be governed in all respects by the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law.

c.	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

d.
Entire Agreement.  This Agreement, including the exhibits attached hereto and the documents referred to herein, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

e.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

Exhibit 99.1

  [Signatures on following page]

Exhibit 99.1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE HIGHFIELDS SELLERS:

Highfields Capital I LP

By: Highfields Capital Management LP, the Management Company

By: /s/ Jennifer Stier

Name: Jennifer Stier
Title: Managing Director and Chief Operating Officer

Highfields Capital II LP

By: Highfields Capital Management LP, the Management Company

By: /s/ Jennifer Stier
Name: Jennifer Stier
Title: Managing Director and Chief Operating Officer

Highfields Capital III L.P.

By: Highfields Capital Management LP, the Management Company

By: /s/ Jennifer Stier
Name: Jennifer Stier
Title: Managing Director and Chief Operating Officer

Address: Attn: Legal & Compliance Group
200 Clarendon Street, 59th Floor
Boston, MA 02116

Exhibit 99.1

THE PURCHASER:

Abrams Capital Partners II, L.P.

By: Abrams Capital Management, L.P., its investment manager

By: /s/ David Abrams
Name: David Abrams
Title: Managing Member of its General Partner

Address: 222 Berkeley Street, 21st Fl.
Boston, MA 02116

Exhibit 99.1

EXHIBIT A

List of Highfields Sellers, Shares and Purchase Price

Highfields Seller	Number of Shares	Purchase Price

Highfields Capital I LP	827,466	$133,053

Highfields Capital II LP	2,820,796	$453,572

Highfields Capital III L.P.	6,302,248	$1,013,375

TOTAL	9,950,510	$1,600,000